Exhibit 4.13

SECOND SUPPLEMENTAL INDENTURE

Between

ALLOY, INC.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

5.375% CONVERTIBLE SENIOR DEBENTURES DUE 2023

Dated as of December 5, 2005

SECOND SUPPLEMENTAL INDENTURE, dated as of December 5, 2005 (this “Second Supplemental Indenture”), between ALLOY, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 151 West 26th Street, 11th Floor, New York, NY 10001 (the “Company”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”), having its principal corporate trust office at Deutsche Bank Trust Company Americas, Trust & Security Services, 60 Wall Street, 27th Floor, New York, NY 10005.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of July 23, 2003 (the “Indenture”), pursuant to which the Company issued the Securities, as amended by the First Supplemental Indenture thereto, dated September 26, 2005; and

WHEREAS, the Company currently contemplates effecting a Spin-Off of dELiA*s, Inc., a Delaware corporation that is an indirect, wholly-owned subsidiary of the Company (“dELiA*s”) by means of a pro-rata distribution to its shareholders of all of the shares of common stock of dELiA*s owned by the Company as of a to be determined record date in a ratio of one share of dELiA*s common stock for each two shares of Common Stock outstanding on such record date (the “Spinoff’); and WHEREAS, based on the prices at which the Common Stock and shares of dELiA*s common stock to be issued in the Spinoff likely will trade, the Company currently expects that, in accordance with the provisions of Section 12.4(k), following consummation of the Spinoff there will not be any adjustment to the Conversion Price and instead, upon conversion of the Securities, the Securities will be convertible into shares of Common Stock and shares of dELiA*s common stock; and

WHEREAS, the Company wishes to effect certain modifications to the Indenture in accordance with the provisions of Section 7.2 in order to provide, inter alia, (i) that following any Spin-Off in which there is no adjustment to the Conversion Price and instead the Securities become convertible into shares of Common Stock and shares of capital stock of, or similar equity interests in, one or more of the Company’s Subsidiaries, certain changes in the capitalization of such Subsidiaries following such Spin-Off, such as those resulting from a stock split or reverse stock split, will result in proportional changes in the number of shares of capital stock of, or similar equity interests in, such Subsidiaries that would be issuable upon conversion of the Securities and (ii) for modification of the formula used to determine when Holders are entitled to exercise their conversion rights after the Company effects a Spin-Off in which there is no adjustment to the Conversion Price and instead the Securities become convertible into shares of Common Stock and shares of capital stock of, or similar equity interests in, one or more of the Company’s Subsidiaries; and

WHEREAS, the Company, by appropriate corporate action, has determined to amend the provisions of the Indenture in the manner described herein and has taken all acts necessary to duly authorize, execute and deliver this SECOND SUPPLEMENTAL Indenture and to constitute this SECOND SUPPLEMENTAL Indenture a legal, valid and binding agreement of the Company, enforceable against it in accordance with the terms herein; and

WHEREAS, in accordance with the provision of Section 7.2, the Holders have adopted a resolution approving this Second Supplemental Indenture at a meeting of the Holders of a majority of the aggregate principal amount of the Outstanding Securities at which a quorum was present by the vote of Holders of a majority of the Outstanding Securities present and voting at such meeting.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE

WITNESSETH:

ARTICLE 1

AMENDMENT

Section 1.1. Amendments. The Indenture is hereby amended as follows:

(A)	Section l2.l(a)(i) is deleted in its entirety and replaced with the following:

“(i) during any Conversion Period, if the Market Price of the Common Stock for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last day of the preceding Fiscal Quarter (the “Measurement Period”) was more than 110% of the Conversion Price in effect on such 30th Trading Day; provided, however, that if the Company has effected a Spin-Off and as a result of the provisions of Section 12.4(k) such Spin-Off did not result in an adjustment to the Conversion Price but rather, the Holders became entitled to receive, upon conversion of the Securities, shares of Common Stock and shares of capital stock, or similar equity interests in, one or more of the Company’s Subsidiaries (the “Subsidiary Shares”), such right of conversion may be exercised during any Conversion Period if the sum of (A) the Market Price of the Common Stock for the Measurement Period plus (B) the Market Price of the aggregate number of Subsidiary Shares (or fraction thereof) issued to the holders of Common Stock on the effective date of the Spin-Off in respect of one share of Common Stock (as adjusted pursuant to the provisions of Section 12.4(o) to reflect any stock split, reverse stock split or similar transaction occurring after the effective date of the Spin-Off) (such sum being referred to herein as the “Combined Market Price”) was more than 110% of the Conversion Price in effect on such 30th Trading Day;”

(B)	The definition of “Conversion Value” in Section 12.1(b) is deleted and replaced in its entirety with the following:

““Conversion Value”, on any day, means the product of the Market Price for the Common Stock as of such day multiplied by the then-current Conversion Rate; provided, however, that if the Company has effected a Spin-Off and as a result of the provisions of Section 12.4(k) such Spin-Off did not result in an adjustment to the Conversion Price but rather, the Holders became entitled to receive, upon conversion of the Securities, shares of Common Stock and Subsidiary Shares, “Conversion Value” shall mean, on any day, the product of the Combined Market Price as of such day multiplied by the then- current Conversion Rate.”

(C)	The provisions of Section 12.4(o) are deleted in their entirety and replaced with the following:

“(o) If (i) the Company shall effect a Spin-Off and (ii) as a result of the provisions of Section 12.4(k) such Spin-Off does not result in an adjustment to the Conversion Price but rather, the Holders become entitled to receive, upon conversion of the Securities, shares of Common Stock and shares of capital stock of, or similar equity interests in, one or more of the Company’s Subsidiaries, then:

(A) if the outstanding shares of capital stock of, or similar equity interests in, such of the Company’s Subsidiaries (or one or more components thereof) shall be subdivided into a greater number of shares, the number of shares of capital stock of, or similar equity interests in, such of the Company’s Subsidiaries (or the components thereof as to which such subdivision shall have been effected) issuable upon any conversion of a Security shall be proportionately increased; and conversely

(B) if the outstanding shares of capital stock of, or similar equity interests in, such of the Company’s Subsidiaries (or one or more components thereof) shall be combined into a smaller number of shares, the number of shares of capital stock of, or similar equity interests in, such of the Company’s Subsidiaries (or the components thereof as to which such combination shall have been effected) issuable upon any conversion of a Security shall be proportionately reduced;

such increase or reduction, as applicable, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.”

ARTICLE 2

MISCELLANEOUS

Section 2.1. General. For all purposes of this SECOND SUPPLEMENTAL Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Indenture; and

(c) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and “herewith” refer to this SECOND SUPPLEMENTAL Indenture.

Section 2.2. Effectiveness. This SECOND SUPPLEMENTAL Indenture shall become effective on and as of the date the counterparts hereto shall have been executed and delivered by each of the parties hereto.

Section 2.3. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4. Counterparts. This SECOND SUPPLEMENTAL Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 2.5. Severability. In case any provision in this SECOND SUPPLEMENTAL Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6. Ratification. Except as expressly amended or supplemented hereby, each provision of the Indenture shall remain in full force and effect and, as amended or supplemented hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

Section 2.7. Trustee. The Trustee accepts the trusts created by the Indenture, as supplemented by this SECOND SUPPLEMENTAL Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this SECOND SUPPLEMENTAL Indenture.

Section 2.8. Recitals. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this SECOND SUPPLEMENTAL Indenture.

Section 2.9. Reaffirmation. The parties hereto make and reaffirm as of the date of execution of this SECOND SUPPLEMENTAL Indenture all of their respective representations, covenants and agreements set forth in the Indenture.

Section 2.10. Third-Party Beneficiaries. Nothing in this SECOND SUPPLEMENTAL Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture or this SECOND SUPPLEMENTAL Indenture.

Section 2.11. Trust Indenture Act. If any provisions hereof limit, qualify or conflict with a provision of the Trust Indenture Act of 1939, as may be amended from time to time (the “TIA”), required under the TIA to be a part of and govern this SECOND SUPPLEMENTAL Indenture, the latter provision shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this SECOND SUPPLEMENTAL Indenture as so modified or excluded, as the case may be.

Section 2.12. Unity. All provisions of this SECOND SUPPLEMENTAL Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this SECOND SUPPLEMENTAL Indenture, shall be read, taken and construed as one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this SECOND SUPPLEMENTAL Indenture to be duly executed all as of the day and year first above written.

ALLOY, INC.

By:	/S/ GINA DIGIOIA
Name: Gina DiGioia Title: Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE AND NOT IN ITS INDIVIDUAL CAPACITY.

By:
Name: Title:

IN WITNESS WHEREOF, the parties hereto have caused this SECOND SUPPLEMENTAL Indenture to be duly executed all as of the day and year first above written.

ALLOY, INC.

By:
Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE AND NOT IN ITS INDIVIDUAL CAPACITY.

By:	/s/ Annie Jagharspanyan
Name: Annie Jagharspanyan Title: Assistant Vice President